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                                                                    EXHIBIT 23.7

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     We hereby consent to the incorporation into Chesapeake Energy Corporation's Registration Statement on Form S-4 (the Registration Statement) of the references to our firm and to our reserves estimates contained in the sections of the Registration Statement entitled "Business of DLB -- Oil and Gas Properties" and "Supplemental Information on Oil and Natural Gas Operations (Unaudited)," provided, however, that in the Registration Statement estimates of reserves, revenue, and discounted present worth set forth in our report mentioned below have been combined with estimates of reserves, revenue, and discounted present worth prepared by another petroleum consultant. We are necessarily unable to verify the accuracy of the reserves, revenue, and present worth values contained in the Registration Statement when our estimates have been combined with those of another firm. Our estimates of the oil, condensate, natural gas liquids, and natural gas reserves owned by the Company are contained in our report entitled "Appraisal Report as of December 31, 1996, on Certain Properties owned by DLB Oil & Gas Inc." dated February 3, 1997.

     We further consent to the incorporation into the Registration Statement of the specific references to the firm as an independent petroleum engineering firm in the aforementioned sections of the Registration Statement and in the section entitled "Annex A -- Agreement and Plan of Merger -- Article III -- Financial Information and Reserve Reports" and to the specific reference to the firm as Petroleum Engineers in the section entitled "Description of Merger -- Opinion of Lehman Brothers."

                                          DeGOLYER and MacNAUGHTON

DALLAS, TEXAS
MARCH 25, 1998